Exhibit 99.1

Contacts:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Jim Merselis, chief executive officer	Don Markley or Brandi Floberg
jmerselis@hemosense.com	bfloberg@lhai.com
(408) 240-3827	(310) 691-7100

HemoSense Increases Role for Executive VP Timothy I. Still

EVP of Sales and Marketing Adds Business Development and Broader Commercial Responsibilities

SAN JOSE, Calif. (September 5, 2006) – HemoSense, Inc. (AMEX: HEM) today announced that executive vice president Timothy I. Still has been named chief commercial officer at HemoSense. As chief commercial officer for the company, Mr. Still will be responsible for global sales, marketing and business development activities. He will now oversee international as well as domestic customer relationships, and will focus on expanding the Company’s presence in new markets.

“Tim has played a key role in our success over the past two years. By building strong relationships with a premier set of distribution partners, Tim has helped us achieve 14 consecutive quarters of revenue growth and the number two market share position in the U.S. professional market segment,” said Jim Merselis, President and CEO of HemoSense. “His experience and knowledge of the industry will be instrumental in developing and carrying out our strategy to increase point-of-care and home testing of blood coagulation levels with our INRatio® system. His previous experience with international business development and marketing will serve us well in his enhanced role with the Company.”

Mr. Still has been HemoSense’s executive vice president, sales and marketing since June 2004. Previously, he was vice president, sales and marketing at Cholestech, and director of global marketing and business development for Boehringer Mannheim (now Roche Diagnostics). He holds a bachelor’s degree in biological sciences from the University of California, Davis, and a master’s degree in business administration from the University of Southern California.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, the statements concerning the Company’s expectation of continued growth and the increase in point-of-care and home testing of blood coagulation levels with our INRatio® system are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Further information on the Company’s business and risk factors are detailed in its filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2006 filed on August 11, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.